Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Arbinet-thexchange, Inc. Registration Statement (Form S-8 No. 333-125550), pertaining to the stock incentive plans of Arbinet-thexchange, Inc., of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedules of Arbinet-thexchange, Inc., Arbinet-thexchange, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arbinet-thexchange, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 14, 2006